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                                                                    EXHIBIT 10.2

                             (GENITOPE LETTERHEAD)

                                             21 January 2002

Fred Kurland
4213 Los Palos Avenue
Palo Alto, CA 94306

RE: EMPLOYMENT TERMS

Dear Fred:

Genitope Corporation (the "Company") is pleased to offer you a position with the Company, on the following terms:

You will be Vice President of Finance and Chief Financial Officer, starting no later than February 25, 2002. Your first day of work will be your "Employment Date." You will be responsible for all finance functions as well as facilities and IT functions at the Company. You will report to the CEO, Dan Denney. Your position will be full-time. Your compensation will be $20,000 per month ($240,000 per year), less standard payroll deductions and withholdings. You will be paid according to the Company's regular payroll schedule. The Company will reimburse you for the monthly charges and all business related calls on a cellular telephone and for an annual airline lounge membership. The Company will subscribe to BioCentury and provide a copy to you.

Subject to the approval of the Board of Directors, upon commencement of your employment, the Company will grant you a nonstatutory stock option to purchase 220,000 shares of Company common stock (the "Option") pursuant to the Company's 1996 Stock Option Plan (the "Plan") at an exercise price equal to the then fair market value of a share of the Company's common stock on the date of grant. The current fair market value of the Company's common stock is $0.40 per share.

Your Option will be subject to the Company's standard vesting schedule and will have a term of ten years, measured from the grant date. Vesting will begin on the Employment Date if that date is earlier than the Option grant date. Twenty-five percent of the shares (55,000 shares) will vest after one year of employment, and the remaining shares will vest monthly (4583 shares) over the next three years, provided you remain actively employed with the Company. Your Option will provide that you may elect to exercise any or all shares subject to the Option at any time during the term of the Option, subject to the Company's right of first refusal and right of repurchase, as provided in the Plan and related documents.


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Fred Kurland
January 17, 2002
Page 2


The Company shall provide a full recourse loan to you, up to an amount of $22,000, for the sole purpose of your exercise of a portion of the Option (the "Loan"), and such Loan shall be secured by the shares of Common Stock so purchased by you.

In the event that your employment terminates for any reason prior to completion of the four-year vesting schedule applicable to the Option, the Company shall have the right to purchase from you any unvested shares of Common Stock purchased through Option exercise at a purchase price equal to the exercise price per share of the Option, payable at the Company's choice in either cash or cancellation of indebtedness on the Loan. Interest paid on the principal sum of the Loan shall be simple interest accrued from the date of extension of the Loan at an annual rate determined by Silicon Valley Bank at the time of extension of the Loan and subject to confirmation by the Company's accountants as a market rate of interest for financial accounting purposes. The principal amount and all interest shall be due and payable in full forty-eight (48) months from the date of extension of the Loan; provided, however, that in the event you resign your employment with the Company for any reason or your employment with the Company is terminated for any reason, including, without limitation, termination with or without cause, or termination due to disability or death, or job elimination, prior to payment in full of the Loan, the Loan shall be accelerated and all remaining unpaid principal and all interest shall become due and payable thirty
(30) days after such resignation or termination. The Company shall provide you with the necessary documents to execute the Loan and exercise the Option.

Should your status as an employee terminate due to an involuntary termination without Cause or voluntary termination for Good Reason following a Change of Control of the Company, as such capitalized terms are defined in the Genitope Corporation 1996 Stock Option Plan, a copy of which is enclosed, in either case within thirteen (13) months after the effective date of the Change in Control, you will be paid an amount equal to twelve (12) months of your base salary, subject to standard payroll deductions and withholdings, and paid in equal amounts over twelve (12) months on the Company's normal payroll schedule, and the Company shall provide you with continued coverage under the Company's health, dental and vision plans as if you remained an active employee for twelve
(12) months, provided that you elect COBRA continuation coverage. Such continued health coverage shall count toward the eighteen (18) month COBRA continuation period. In addition, the Company shall pay your targeted bonus if, for the year in which such termination occurs, a bonus would have been payable to you if your employment had not terminated, but such bonus payment shall not be made until active employees are paid their bonuses. Should you accept another full-time position elsewhere at any time during the 12-month period, the Company will have no further obligation to make such salary or bonus payments or to provide such continued health, dental and vision coverage, although you will have the right to continued health coverage at your own expense in accordance with COBRA. Should a Change of Control occur after two or more years from the date of grant of the Option, then the vesting and exercisability of the Option shall be accelerated as to one hundred percent (100%) of the then unvested shares of stock subject to the Option. All future option grants will be subject to the provisions of the Genitope Corporation 1996 Stock Option Plan and not the provisions of the preceding sentence.


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Fred Kurland
January 17, 2002
Page 3


You will be eligible for standard Company benefits. The Company may add to, delete or modify compensation and benefits from time to time in its discretion without advance notice. Your health benefits will be available following a mandatory wait period, and participation in the Company 401 (k) plan will be available following a 90-day mandatory wait period. During the wait period for health benefits, the Company will pay to you the premium amount that it would have paid on your behalf had you been covered under the Company's health plan during that period. As a Company employee, you will be expected to abide by the Company's policies and procedures and sign the Company's Proprietary Information and Inventions Agreement, a copy of which is enclosed.

Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing, signed by a Company officer.

This letter, the Proprietary Information and Inventions Agreement, and the Loan, stock purchase and stock option documents together contain the entire agreement between you and the Company concerning your employment relationship. They cannot be modified except in an agreement signed by me, and they supersede any other representations or promises made to you by anyone, whether oral or written.

This offer is valid until midnight January 22, 2002. If you have any questions, please feel free to contact us. If these terms are acceptable to you, please sign below and return it to me. We look forward to your favorable reply and to working with you.

Sincerely,                                   ACCEPTED:


/s/ Dan W. Denney, Jr.                       /s/ Fred Kurland
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Dan W. Denney, Jr., Ph.D.                    Fred Kurland
Chairman & CEO


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                                             Date


Enclosures